United States securities and exchange commission logo





                     March 9, 2021

       Michael Lisman
       Chief Financial Officer
       TransDigm Group INC
       1301 East 9th Street
       Suite 3000
       Cleveland, OH 44114

                                                        Re: TransDigm Group INC
                                                            Form 10-K for
Fiscal Year Ended September 30, 2020
                                                            Filed November 12,
2020
                                                            File No. 001-32833

       Dear Mr. Lisman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing